Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-112735, 333-122016, 333-130402, 333-131060 and 333-141226) pertaining to the Anesiva, Inc. 2003 Equity Incentive Plan, the 2003 Non-Employee Directors’ Stock Option Plan, the 2003 Employee Stock Purchase Plan, and the Non-Plan Option Grants of our reports dated March 14, 2008 with respect to the consolidated financial statements of Anesiva, Inc., and the effectiveness of internal control over financial reporting of Anesiva, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 14, 2008